AGREEMENT AND PLAN OF MERGER

Between

PENNSYLVANIA COMMERCE BANCORP, INC.

and

REPUBLIC FIRST BANCORP, INC.

Dated as of November 7, 2008

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Exhibit A                      -           Form of Voting Agreement

Exhibit B                      -           Form of Employment Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 7, 2008, is entered into between Pennsylvania Commerce Bancorp, Inc., a Pennsylvania corporation (“Parent”), and Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”);

WHEREAS, the parties desire that immediately following the Merger that Commerce Bank/Harrisburg, a bank organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of Parent (the “Parent Bank”), and Republic First Bank, a bank organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of the Company (the “Company Bank”), shall continue to operate as two stand-alone bank subsidiaries of Parent; and

WHEREAS, as a condition to the willingness of the parties to enter into this Agreement, each director of Parent has entered into a voting agreement with the Company, and each director of the Company has entered into a voting agreement with Parent, in each case dated as of the date hereof and in the form attached hereto as Exhibit A, pursuant to which each such director has agreed, among other things, to vote all shares of the capital stock of Parent or the Company, as applicable, which he or she owns in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such voting agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below, unless the context requires otherwise:

“2007 Audited Financial Statements” has the meaning given to that term in Section 4.7 of this Agreement.

“2007 Parent Audited Financial Statements” has the meaning given to that term in Section 5.7 of this Agreement.

“Agreement” means this Agreement and Plan of Merger.

“Articles of Merger” has the meaning given to that term in Section 1.2 of this Agreement.

“Authorized Shares Amendment” means an amendment to the Parent’s Articles of Incorporation, pursuant to which the number of shares of common stock which Parent is authorized to issue is increased from 10,000,000 to 25,000,000.

“Average Closing Price” means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Break-up Fee” has the meaning given to that term in Section 7.4(e) of this Agreement.

“Certificate” has the meaning given to that term in Section 1.4(b) of this Agreement.

“Closing” has the meaning given to that term in Section 10.1 of this Agreement.

“Closing Date” has the meaning given to that term in Section 10.1 of this Agreement.

“Closing Deadline” has the meaning given to that term in Section 9.1(c) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Republic First Bancorp, Inc., a Pennsylvania corporation.

“Company Bank” has the meaning given to that term in the foregoing recitals.

“Company Common Stock” has the meaning given to that term in Section 1.4(a) of this Agreement.

“Company Convertible Securities” has the meaning given to that term in Section 1.5(b) of this Agreement.

“Company Disclosure Schedule” has the meaning given to that term in Article III of this Agreement.

“Company Employees” has the meaning given to that term in Section 7.10(a) of this Agreement.

“Company Option” has the meaning given to that term in Section 1.5(a) of this Agreement.

“Company Option Plan” has the meaning given to that term in Section 1.5(a) of this Agreement.

“Company Reports” has the meaning given to that term in Section 4.5 of this Agreement.

“Company Trust” or collectively “Company Trusts” means each of the following Delaware statutory business trusts, the common securities of which are held by the Company: Republic Capital Trust II, Republic Capital Trust III and Republic First Bancorp Capital Trust IV.

“Company Trust Preferred Securities” means the capital securities issued by the Company Trusts.

“Company’s Counsel” has the meaning given to that term in Section 8.3(d) of this Agreement.

“Company Loans” has the meaning given to that term in Section 4.20(a) of this Agreement.

“Confidentiality Agreement” has the meaning given to that term in Section 7.3(b) of this Agreement.

“Determination Date”  means the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“DPC Shares” has the meaning given to that term in Section 1.4(d) of this Agreement.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity that together with the first entity would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Effective Time” has the meaning given to that term in Section 1.2 of this Agreement.

“Environmental Laws” has the meaning given to that term in Section 4.17(a) of this Agreement.

“Exchange Act” has the meaning given to that term in Section 1.5(b) of this Agreement.

“Exchange Agent” has the meaning given to that term in Section 2.1 of this Agreement.

“Exchange Fund” has the meaning given to that term in Section 2.1 of this Agreement.

“Exchange Ratio” has the meaning given to that term in Section 1.4(a) of this Agreement.

“FDIC” means Federal Deposit Insurance Corporation.

“Federal Reserve Board” means Board of Governors of the Federal Reserve System.

“Financial Statements” has the meaning given to that term in Section 4.9(a) of this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning given to that term in Section 4.4 of this Agreement.

“IRS” means Internal Revenue Service.

“Indemnified Parties” has the meaning given to that term in Section 7.10(a) of this Agreement.

“Injunction” has the meaning given to that term in Section 8.1(f) of this Agreement.

“June 30 Parent Unaudited Financial Statements” has the meaning given to that term in Section 5.7 of this Agreement.

“June 30 Unaudited Financial Statements” has the meaning given to that term in Section 4.7 of this Agreement.

“KBW” means Keefe, Bruyette & Woods, Inc.

“Material Adverse Effect” has the meaning given to that term in Section 4.1(a) of this Agreement.

“Merger” has the meaning given to that term in the foregoing recitals.

“Merger Consideration” has the meaning given to that term in Section 1.4(a) of this Agreement.

“Option Plan Amendment” means an amendment to the Company’s Amended and Restated Stock Option Plan and Restricted Stock Plan to waive the requirement that participants in such plan exercise or lose their option awards within ten days of receiving notice from the Company of the effective date of the Merger.

“Parent” means Pennsylvania Commerce Bancorp, Inc., a Pennsylvania corporation.

“Parent Bank” has the meaning given to that term in the foregoing recitals.

“Parent Loans” has the meaning given to that term in Section 5.20(a) of this Agreement.

“Parent Plans” has the meaning given to that term in Section 5.12(a) of this Agreement.

“Parent Disclosure Schedule” has the meaning given to that term in Article III of this Agreement.

“Parent Financial Statements” has the meaning given to that term in Section 5.7 of this Agreement.

“Parent Reports” has the meaning given to that term in Section 5.5 of this Agreement.

“Parent’s Counsel” has the meaning given to that term in Section 8.2(e) of this Agreement.

“PBCL” has the meaning given to that term in Section 1.1 of this Agreement.

“PBGC” means Pension Benefit Guaranty Corporation.

“Plans” has the meaning given to that term in Section 4.12(a) of this Agreement.

“Proxy Statement-Prospectus” has the meaning given to that term in Section 7.1(a) of this Agreement.

“Representatives” has the meaning given to that term in Section 7.5(a) of this Agreement.

“Regulatory Agency” has the meaning given to that term in Section 4.6 of this Agreement.

“Requisite Regulatory Approvals” has the meaning given to that term in Section 8.1(d) of this Agreement.

“Retention Plan” has the meaning given to that term in Section 7.10(c) of this Agreement.

“S-4” has the meaning given to that term in Section 4.13 of this Agreement.

“Sandler” means Sandler O’Neill Partners, L.P.

“Severance Plan” has the meaning given to that term in Section 7.10(c) of this Agreement.

“Specified Awards” means those Company Options listed in Section 1.5(a) of the Company Disclosure Schedule.

“State Regulator” has the meaning given to that term in Section 4.6 of this Agreement.

“Subsidiary” has the meaning given to that term in Section 4.1(b) of this Agreement.

“Surviving Corporation” has the meaning given to that term in Section 1.1 of this Agreement.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

“Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, gross profits, excise, property, sales, transfer, franchise, payroll, withholding, unclaimed property, social security or other taxes, including any interest, penalties or additions attributable thereto.

“Trust IV Documents” means the Amended and Restated Declaration of Trust of Republic First Bancorp Capital Trust IV dated June 10, 2008, the Indenture, dated as of June 10, 2008, between the Company and Wilmington Trust Company, a Delaware banking corporation, and the related documents described in each of them.

ARTICLE I

THE MERGER

1.1. The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent.  Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania.  Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

1.2. Effective Time.  Subject to the provisions of this Agreement, articles of merger complying with the PBCL (the “Articles of Merger”) shall be duly prepared, executed and delivered for filing with the Department of State of the Commonwealth of Pennsylvania (the “Department”) on the Closing Date (as defined in Section 10.1 hereof).  The Merger shall become effective at such time as the Articles of Merger are filed by the Department or at such later time as may be specified in the Articles of Merger (such time being the “Effective Time”).

1.3. Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL.

1.4. Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Article I and Sections 2.2(f) and 9.1(g) hereof, each share of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for DPC Shares, as such term is defined in Section 1.4(d) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive a fraction (subject to adjustment as provided for herein, the “Exchange Ratio”) of a share of Parent Common Stock, calculated as of the Determination Date, whose numerator is $10.00 and whose denominator is the Average Closing Price, provided, however, that in no event shall the Exchange Ratio be greater than 0.38 or less than 0.34 (the “Merger Consideration”).

(b) All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or direct registration statement previously representing any such shares of Company Common Stock (each a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(c) hereof, and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(f) hereof.

(c) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, proportionate adjustments shall be made to the Exchange Ratio and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 1.4(c).

(d) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no stock of Parent, cash or other consideration shall be delivered in exchange therefor.  All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries shall become treasury stock of Parent.

1.5. Option Plans; Stock Options; Other Convertible Securities.

(a) Each stock option to purchase Company Common Stock (a “Company Option”) and the Company’s Amendment and Restatement No. 3 to the Stock Option Plan and Restricted Stock Plan of Republic First Bancorp, Inc. (the “Company Option Plan”), shall be assumed by Parent in a transaction described in Section 409A or Section 424(a), as applicable, of the Code, subject, in the event the Option Plan Amendment is submitted to a vote of the Company’s shareholders, to the approval of the Option Plan Amendment by the Company’s shareholders.  Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Option immediately prior to the Effective Time, except that (i) each Company Option (other than the Specified Awards) will be fully vested and immediately exercisable (regardless of the vested status of such Company Option immediately prior to the Effective Time) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.  If deemed necessary or appropriate by the Company and Parent, the Company shall submit the Option Plan Amendment to a vote of the Company’s shareholders at the Company Shareholder Meeting and shall use its best efforts to obtain approval of the Option Plan Amendment by the Company’s shareholders.  If the Option Plan Amendment is submitted to a vote of the Company’s shareholders and the Company’s shareholders do not approve the Option Plan Amendment, the holder of each Company Option shall have only those rights with respect to such Company Option as are provided under the applicable award, the Company Option Plan and applicable law.  If it is not deemed necessary or appropriate to submit the Option Plan Amendment to a vote of the Company's shareholders, or if the Option Plan Amendment is submitted to a vote of the Company's shareholders and is approved by the Company's shareholders, then, in either case, promptly after the Effective Time, Parent shall deliver or shall cause the Surviving Corporation to deliver to the holders of Company Options, notices describing the conversion of such Company Options into Parent Options.  The agreements evidencing the Company Options shall continue in effect on the same terms and conditions (modified as described in this Section 1.5(a)) and Parent shall comply with such terms.  Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 1.5(a).  As soon as practicable after the Effective Time, Parent shall file a registration statement or statements on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Options assumed by Parent pursuant to this Agreement.

(b) At and after the Effective Time, the outstanding convertible Company Trust Preferred Securities and the Company’s outstanding Fixed Rate Junior Subordinated Convertible Debt Securities due 2038 (collectively, the “Company Convertible Securities”) shall be convertible (in accordance with the provisions of the Trust IV Documents) into that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock into which such Company Convertible Securities could have been converted immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, subject to adjustment for events subsequent to the Effective Time.  Parent shall make or shall cause the Surviving Corporation to deliver to the holders of Company Convertible Securities notices describing the effects of the Merger on such Company Convertible Securities.  The Trust IV Documents shall continue in effect on the same terms and conditions (modified as described in this Section 1.5(b) and supplemented by any supplemental indenture with the trustee of the applicable Company Trust) and Parent shall comply or shall cause the Surviving Corporation to comply with such terms.  Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 1.5(b).

(c) Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Company equity securities (including derivative securities with respect to any Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

1.6. Parent Common Stock.  Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.7. Articles of Incorporation.  At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, as amended by the Authorized Share Amendment, shall be the Articles of Incorporation of the Surviving Corporation.

1.8. Bylaws.  At the Effective Time, the Bylaws of Parent, as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9. Directors and Officers.

(a) At and after the Effective Time, the directors of Parent shall consist of the Parent Directors and Company Directors who shall continue as or become directors of Parent in accordance with Section 7.13 hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the

Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.10. Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code and the Treasury Regulations thereunder.

ARTICLE II

EXCHANGE OF SHARES

2.1. Parent to Make Shares and Cash Available.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of Company Common Stock and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(f) hereof. Such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

2.2. Exchange of Shares.

(a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  The Exchange Agent shall request street name or nominee record holders to forward the letter of transmittal and instructions to the appropriate beneficial owner(s) of the shares of Company Common Stock represented by such Certificate or Certificates.  The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon.

(b) Upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock which such holder of Company Common Stock became entitled to receive pursuant to the provisions of Article I hereof and/or (ii) the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to Section 2.2(f).  The Certificate or Certificates so surrendered shall forthwith be cancelled.  At Parent’s option, the shares of Parent Common Stock which such holder of Company Common Stock became entitled to receive shall be uncertificated and registered on the stock books of Parent without the issuance of a certificate; however, a certificate shall be issued upon such holder’s request. No interest will be paid or accrued on the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.

(c) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock issuable in exchange for such Certificate.

(d) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall (i) pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered (ii) establish to the satisfaction of the Exchange Agent that any applicable tax has been paid or that no tax is payable with respect thereto.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of Parent Common Stock and/or cash in lieu of fractional shares as provided in this Article II.

(f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be paid to Parent.  Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Articles VI or VII.

The Company Disclosure Schedule and Parent Disclosure Schedule are qualified in their entirety by reference to specific provisions of this Agreement and are not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company or Parent, as applicable, except as and to the extent provided in this Agreement.  If and to the extent any information required to be furnished in any Schedule is contained in this Agreement or disclosed on any of these Schedules, such information shall be deemed to be included in all Schedules in which the information is required to be included and all other Schedules.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III and the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

4.1. Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company.  The Company is duly registered as a bank holding company under the BHC Act.  The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (1) any change following the date of this Agreement in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (2) any change or the effectiveness of any change following the date of this Agreement in GAAP or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (3) changes following the date of this Agreement attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (4) any action or omission of the Company or Parent, or any of the respective Subsidiaries of either of them, taken in accordance with the terms of this Agreement or with the prior written consent of the other party hereto, (5) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, (6) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence, after the date hereof, of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent that such engagement or occurrence has a disproportionate adverse effect on such party, or (7) the announcement of this Agreement and of the transactions contemplated by this Agreement, or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

(b) The Company Bank is a commercial bank duly organized, validly existing and in good standing under the laws of Commonwealth of Pennsylvania.  The deposit accounts of the Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid.  The Company’s other Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization.  Each of the Company’s Subsidiaries has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on such Subsidiary.  The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement.  As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes and also includes any statutory trust, if such trust is not consolidated for financial reporting.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate (or equivalent) actions held or taken since January 1, 2005 through September 30, 2008 of their respective shareholders, members or partners, as the case may be, and Boards of Directors or similar governing authority (including committees thereof).

4.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share.  As of October 31, 2008, there were 10,614,950 shares of Company Common Stock issued and outstanding, no shares of preferred stock of the Company issued or outstanding and 416,303 shares of Company Common Stock held in the Company’s treasury.  As of the date of this Agreement, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 1,540,000 shares of Company Common Stock reserved pursuant to the Company Option Plan and 1,661,538 shares of Company Common Stock reserved for issuance upon the conversion of the outstanding convertible Company Trust Preferred Securities.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company.  As of the date of this Agreement, the names of the optionees or grantees of restricted stock, the grant date of each option to purchase Company Common Stock or restricted stock grant, the number of shares subject to each such option or grant, the restriction period of each restricted stock grant and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule. Each Company Option was granted with an exercise price of not less than fair market value of a share of Company Common Stock as of the date such Company Option was granted and there has been no backdating of any Company Option.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company.  Except for the Company Trust Preferred Securities and as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or other equity interests of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Subsidiary of the Company, other than the Company Trusts, is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

4.3. Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company.  The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company are necessary to approve and adopt this Agreement and to consummate the Merger.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective material properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective material properties or assets may be bound or affected, except for such as would not have a Material Adverse Effect.

4.4. Consents and Approvals.  Except for (a) the filing with the SEC of the Proxy Statement-Prospectus, the filing of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (b) the approval of this Agreement by the requisite vote of the shareholders of the Company, (c)

the filing of the Articles of Merger with the Department, (d) supplemental indentures with trustees of the Company Trusts, and (e) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger.

4.5. SEC Reports.  The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2004 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the “Company Reports”) and (b) communication mailed by the Company to its shareholders since December 31, 2004, and no such Company Report (either when filed or at its effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.  The Company has filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2004, and, as of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.6. Regulatory Reports.  Except as may be set forth in Section 4.6 of the Company’s Disclosure Schedule, the Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with any agency regulating its business (each a “Regulatory Agency”), including (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Pennsylvania Department of Banking or the New Jersey Department of Banking and Insurance (each a “State Regulator”) and (iv) the NASDAQ Stock Market, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as may be set forth in Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2004, and there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries, where the relevant Regulatory Agency has communicated that such violation, criticism, or exception, if left unresolved, shall result in an enforcement action, or where such constitutes a violation of an existing enforcement action.

4.7. Financial Statements.  The Company has previously made available to Parent copies of (a) the consolidated balance sheet of the Company and its Subsidiaries (other than the Company Trusts) as of December 31 for the fiscal year 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2006 and 2007, accompanied by the audit report of its independent public accountants with respect to the Company (the “2007 Audited Financial Statements”) and (b) the consolidated balance sheet of the Company and its Subsidiaries (other than the Company Trusts) as of June 30, 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for the six-month period then ended (the “June 30 Unaudited Financial Statements”).  Except as described in Section 4.7 of the Company Disclosure Schedule, each of the December 31, 2007 and June 30, 2008 consolidated balance sheets of the Company (including the related notes, where applicable) fairly present the consolidated financial position of the Company and its Subsidiaries (other than the Company Trusts) as of the date of such balance sheet, and the other financial statements referred to in this Section 4.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries (other than the Company Trusts) for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC.  The books and records of the Company and its Subsidiaries are being maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.8. Broker’s Fees.  Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Sandler in accordance with the terms of a letter agreement dated August 21, 2008, between Sandler and the Company, a true and correct copy of which has been previously made available by the Company to Parent.

4.9. Absence of Certain Changes or Events.

(a) Except as may be set forth in Section 4.9(a) of the Company Disclosure Schedule, or as disclosed in the 2007 Audited Financial Statements or the June 30 Unaudited Financial Statements (together the “Financial Statements”) or any Company Report (as defined in Section 4.5) filed with the SEC prior to the date of this Agreement, since December 31, 2007, neither the Company nor any Subsidiary of the Company, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Financial Statements or the footnotes thereto or any Company Report which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(b) Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule or as disclosed in the Financial Statements or any Company Report filed with the SEC prior to the date of this Agreement, since December 31, 2007 the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 4.9(c) of the Company Disclosure Schedule, since December 31, 2007 neither the Company nor any of its Subsidiaries has (i) with respect to any executive officer or director, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable from the amount thereof in effect as of December 31, 2007 (other than increases in wages or salaries with respect to any such individual equaling less than 10%), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for bonus payments and severance or termination payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

4.10. Legal Proceedings.

(a) Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature, against the Company or any of its Subsidiaries, including any such proceeding requesting equitable relief or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

4.11. Taxes.

(a) Except as may be set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes required to be paid by them, whether or not shown to be due on such Tax Returns.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers or agreements for extension of the time to assess any Taxes are pending, outstanding or in effect; (ii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the IRS or appropriate state tax authorities through December 31, 2004 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review; (iii) there are no claims, audits or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed Tax claims, audits or assessments against the Company or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established); (iv) there are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than liens for current Taxes not yet due and payable or contested in good faith by appropriate proceedings; (v) all Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method; (vii) except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (A) as a transferee or successor, (B) by contract, (C) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (D) otherwise; (viii) neither the Company nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published Internal Revenue Service guidance); (ix) neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (x) neither the Company nor and of its Subsidiaries has been a distributing corporation or controlled corporation in a transaction within the past three years intended or purported to be governed by Code Section 355 or 361.

4.12. Employees.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates, for the benefit of any employee or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise (the “Plans”).

(b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) the actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan, and (v) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 4.12(c) of the Company Disclosure Schedule: each of the Plans has been established and has at all times been operated and administered in material compliance with the applicable law, including the Code and ERISA; there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements and such liability with respect to any Plan will not materially increase as a result of the Merger; with respect to each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, the Company has received a favorable determination notification or opinion letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination; each of the Plans has been timely amended to comply with current law and regulations (or time remains to make such amendments under Section 401(b) of the Code or other similar statutory, regulatory or administrative relief); no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any of its ERISA Affiliates has incurred, directly or indirectly, any current or contingent liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC (which premiums have been paid when due)); to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan that is subject to Title IV of ERISA (other than a reportable event with respect to which the thirty day notice period has been waived); to the Company’s knowledge, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA has occurred that could result in any material liability, direct or indirect, for the Company or any of its ERISA Affiliates or any shareholder, officer, director or employee of the Company or an ERISA Affiliate; except as required by COBRA or any similar State law, neither the Company nor any of its Subsidiaries has any liability with respect to post-termination health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries; each Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all material requirements of ERISA and section 4980B of the Code; no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC); all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid or properly accrued; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan or otherwise applied to pay premiums or benefits in a timely manner as required by applicable law; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of Section 280G(c) of the Code) of the Company or any of its Subsidiaries provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that may result in any nondeductible compensation under Section 280G(a) of the Code or may result in an excise tax payable by such disqualified individuals under Section 4999 of the Code solely as a result of the transactions contemplated by this Agreement; neither the Company nor any of its ERISA Affiliates have ever participated in or contributed to (or been required to contribute to) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA); there are no pending or, to the knowledge of the Company, threatened or anticipated (i) claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, or (ii) any audit or investigation by any Governmental Entity with respect to a Plan; each Plan that is subject to Section 409A of the Code has been maintained and operated in good faith based on the regulations promulgated by the IRS and related IRS guidance issued with respect to Section 409A of the Code; all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; and the Company and its ERISA Affiliates have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and no individuals are currently providing services to the Company or its ERISA Affiliates pursuant to an employee leasing agreement or similar type of arrangement, nor is the Company or its ERISA Affiliates party to any such arrangement.

4.13. Company Information.  The information relating to the Company and its Subsidiaries which is provided to Parent by the Company for inclusion in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement-Prospectus will be included or in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement-Prospectus (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14. Compliance with Applicable Law.  The Company and each of its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

4.15. Certain Contracts.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment or benefits (whether of severance pay or otherwise) becoming due that would not otherwise be payable in the absence of the transactions contemplated by this Agreement, or the acceleration, increase or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant of the Company or any of its Subsidiaries, (iii) as of the date of this Agreement which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $100,000 per annum in the case of any one such agreement or $200,000 in total payments in the case of any one such agreement, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.  Each contract of the type described in clause (iii) of this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.”  The Company has previously delivered or made available to Parent true and correct copies of each contract of the type described in Section 4.15(a) of the Company Disclosure Schedule.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which, to the knowledge of the Company, constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in default in any material respect thereunder.

4.16. Agreements with Regulatory Agencies.  Except as may be set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or since December 31, 2004 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of any Regulatory Agency (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a “Regulatory Agreement”), that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17. Environmental Matters.  Except as may be set forth in Section 4.17 of the Company Disclosure Schedule:

(a) To the knowledge of the Company, each of the Company and its Subsidiaries, and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), is in compliance, in all material respects, with applicable federal, state and local laws, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries has been named as a defendant, or, to the knowledge of the Company, the subject of which is any Participation Facility or any Loan Property, (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries; and

(c) To the knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner that requires any material remediation under any applicable Environmental Law.  To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires any material remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest; and (z) “Participation Facility” means any facility in which the Company or any of its Subsidiaries operates or participates in the management.

4.18. Opinion.  Prior to the execution of this Agreement, the Company has received an opinion from Sandler to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

4.19. Approvals.  As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

4.20. Loan Portfolio.

(a) The Company has made available to Parent (including by making available to Parent copies of all material documentation) (i) all of the following loan agreements, notes and borrowing arrangements of the Company or any Subsidiary (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Company Loans”): (x) Company Loans the unpaid principal balance of which exceeds $250,000, under the terms of which the obligor was, as of September 30, 2008, over 90 days delinquent in payment of principal or interest, (y) Company Loans the unpaid principal balance of which exceeds $250,000, and that were as of September 30, 2008 classified by any bank examiner (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import and (z) Company Loans the unpaid principal balance of which exceeds $250,000, and that were on non-accrual status as of September 30, 2008; (ii) any Company Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; and (iii) each asset of the Company that as of September 30, 2008, was classified as “Other Real Estate Owned,” and the book value thereof.

(b) To the knowledge of the Company, each Company Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.21. Property.  Except as set forth in Section 4.21 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2007 or, if acquired after such date, would be required to be reflected on a consolidated balance sheet of the Company prepared after the date of such acquisition except (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased.  All leases pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder.

4.22. Reorganization.  As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.23. State Takeover Laws and Charter Provisions.  Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.18 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable state takeover laws and any comparable provisions in the Articles of Incorporation or Bylaws of the Company.

4.24. Insurance.  The Company and its Subsidiaries have policies of insurance to which the Company or its Subsidiaries are parties or that provide coverage to the Company and its Subsidiaries and all such policies: are valid and enforceable; are issued by insurers that are financially sound and reputable; taken together, provide reasonably adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Company and its Subsidiaries; and are sufficient for compliance with all legal requirements.  Neither the Company nor any Subsidiary has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III and the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

5.1. Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualify would not have a Material Adverse Effect on the Parent.  Parent is duly registered as a bank holding company under the BHC Act.  The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each Subsidiary of Parent has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualify would not have a Material Adverse Effect on the Subsidiary of Parent.  The deposit accounts of the Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.  The charter and bylaws of the Parent Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of Parent and each of its Subsidiaries contain true and correct records of all meetings and other corporate (or equivalent) actions held or taken since January 1, 2005 through September 30, 2008 of their respective shareholders, members or partners, as the case may be, and Boards of Directors or similar governing authority (including committees thereof).

5.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock, $1.00 par value per share, and 1,000,000 shares of Parent preferred stock, $10.00 par value per share.  As of October 31, 2008, there were 6,374,356 shares of Parent Common Stock issued and outstanding, 40,000 shares of Parent preferred stock issued and outstanding and no shares of Parent Common Stock held in Parent’s treasury.  As of October 31, 2008, an aggregate of 1,073,394 shares of Parent Common Stock were (i) reserved for issuance upon the exercise of stock options pursuant to Parent’s 1990 Directors Stock Option Plan, 1996 Employee Stock Option Plan, 2001 Directors Stock Option Plan and 2006 Employee Stock Option Plan or (ii) issuable pursuant to Parent’s Dividend Reinvestment and Stock Purchase Plan, SmartBuy Stock Purchase Plan and Warrant Agreement dated October 7, 1988 with Commerce Bancorp, Inc.

All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity securities of Parent.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Parent.  Except as may be set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Subsidiary of Parent is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

5.3. Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent.  The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement and the Authorized Share Amendment by the requisite vote of Parent’s shareholders, no other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent, or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective material properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such as would not have a Material Adverse Effect.

5.4. Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement-Prospectus and the filing and declaration of effectiveness of the S-4, (c) the approval and adoption of this Agreement, the Authorized Share Amendment and the issuance of shares of Parent Common Stock pursuant to this Agreement by the requisite vote of the shareholders of Parent, (d) the filing of the Articles of Merger with the Department, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Stock Market, (g) approval and/or filings in connection therewith pursuant to the Pennsylvania Banking Code, as amended, and (h) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger.

5.5. SEC Reports.  Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2004 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 2004, and no such Parent Report (when filed and at its respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.  Parent has filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2004, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

5.6. Regulatory Reports.  The Parent and each of its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2004 with each Regulatory Agency, including (i) the Federal Reserve Board, (ii) the Office of the Comptroller of the Currency, (iii) FDIC, (iv) any State Regulator and (v) the NASDAQ Stock Market, and have paid all fees and assessments due and payable in connection therewith.  Except as described in Section 5.6 of the Parent Disclosure Schedule and normal examinations conducted by a Regulatory Agency in the regular course of the business of the Parent and its Subsidiaries, (x) no Regulatory Agency has initiated any proceeding or, to the knowledge of the Parent, investigation into the business or operations of the Parent or any of its Subsidiaries since December 31, 2004; and (y) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Parent or any of its Subsidiaries, where the relevant Regulatory Agency has communicated that such violation, criticism, or exception, if left unresolved, shall result in an enforcement action, or where such constitutes a violation of an existing enforcement action.

5.7. Financial Statements.  Parent has previously made available to the Company copies of (a) the consolidated balance sheet of the Parent and its Subsidiaries as of December 31 for the fiscal year 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2006 and 2007, accompanied by the audit report of Beard Miller Company LLP, independent public accountants with respect to the Parent (the “2007 Parent Audited Financial Statements”) and (b) the consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the six-month period then ended (the “June 30 Parent Unaudited Financial Statements”).  Each of the December 31, 2007 and June 30, 2008 consolidated balance sheets of the Parent (including the related notes, where applicable) fairly present the consolidated financial position of the Parent and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 5.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC.  The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

5.8. Broker’s Fees.  Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, KBW.

5.9. Absence of Certain Changes or Events.

(a) Except as may be set forth in Section 5.9(a) of the Parent Disclosure Schedule, or as disclosed in the 2007 Parent Audited Financial Statements or the June 30 Parent Unaudited Financial Statements (together the “Parent Financial Statements”) or any Parent Report (as defined in Section 5.5) filed with the SEC prior to the date of this Agreement, since December 31, 2007, neither Parent nor any Subsidiary of Parent, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Parent Financial Statements or the footnotes thereto or any Parent Report which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(b) Except as may be set forth in Section 5.9(b) of the Parent Disclosure Schedule or as disclosed in the Financial Statements or any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2007 Parent and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 5.9(c) of the Parent Disclosure Schedule, since December 31, 2007 neither Parent nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slowdown, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) had any union organizing activities.

5.10. Legal Proceedings.

(a) Except as may be set forth in Section 5.10(a) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Parent’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature, against the Parent or any of its Subsidiaries involving a claim in excess of $250,000 or requesting equitable relief, including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 5.10(b) of the Parent Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Parent, any of its Subsidiaries or the assets of the Parent or any of its Subsidiaries.

5.11. Taxes.

(a) Except as may be set forth in Section 5.11(a) of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Parent (in accordance with GAAP) for all Taxes required to be paid by them, whether or not shown to be due on such Tax Returns.

(b) Except as set forth in Section 5.11(b) of the Parent Disclosure Schedule, as of the date hereof (i) neither the Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers or agreement for extension of the time to assess any Taxes are pending, outstanding or in effect; (ii) with respect to each taxable period of the Parent and its Subsidiaries, the federal and state income Tax Returns of the Parent and its Subsidiaries have been audited by the IRS or appropriate state tax authorities through December 31, 2004 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review; (iii) there are no claims, audits or assessments pending against the Parent or any of its Subsidiaries for any alleged deficiency in Taxes, and the Parent has not been notified in writing of any proposed Tax claims, audits or assessments against the Parent or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Parent have been established); (iv) there are no material liens for Taxes upon the assets of the Parent or any of its Subsidiaries, other than liens for current Taxes not yet due and payable or contested in good faith by appropriate proceedings; (v) all Taxes required to be withheld, collected or deposited by or with respect to the Parent and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (vi) neither the Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method; (vii) except with respect to the affiliated group of corporations of which the Parent is the common parent (as defined by Section 1504(a) of the Code), neither the Parent nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (A) as a transferee or successor, (B) by contract, (C) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (D) otherwise; (viii) neither the Parent nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the Parent believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published Internal Revenue Service guidance); (ix) neither the Parent nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (x) neither the Parent nor and of its Subsidiaries has been a distributing corporation or controlled corporation in a transaction within the past three years intended or purported to be governed by Code Section 355 or 361.

5.12. Employees.

(a) Section 5.12(a) of the Parent Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Parent or any of its ERISA Affiliates, for the benefit of any employee or former employee, director or consultant of the Parent or any Subsidiary or with respect to which the Parent or any of its Subsidiaries has any liability or obligation, contingent or otherwise (the “Parent Plans”).

(b) The Parent has heretofore made available to Company with respect to each of the Parent Plans true and correct copies of each of the following documents, if applicable: (i) the Parent Plan document and any amendment thereto (or if there is no Parent Plan document, a summary of the material terms of the Parent Plan); (ii) any related trust or other funding vehicle; (iii) the actuarial report and annual report for such Parent Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Parent Plan, and (v) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 5.12(c) of the Parent Disclosure Schedule: each of the Parent Plans has been established and has at all times been operated and administered in material compliance with the applicable law, including the Code and ERISA; there is no material liability relating to the Parent Plans (with materiality determined with respect to the Parent Plans in the aggregate) that has not been disclosed on the Parent’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements and such liability with respect to any Parent Plan will not materially increase as a result of the Merger; with respect to each of the Parent Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, Parent has received a favorable determination notification or opinion letter from the IRS, and, to the Parent’s knowledge, no event has occurred that would reasonably be expected to affect such determination; each of the Parent Plans has been timely amended to comply with current law and regulations (or time remains to make such amendments under Section 401(b) of the Code or other similar statutory, regulatory or administrative relief); no Parent Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Parent nor any of its ERISA Affiliates has incurred, directly or indirectly, any current or contingent liability to or on account of a Parent Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC (which premiums have been paid when due)); to the knowledge of the Parent, no proceedings have been instituted to terminate any Parent Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Parent Plan that is subject to Title IV of ERISA (other than a reportable event with respect to which the thirty day notice period has been waived); to Parent’s knowledge, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA has occurred that could result in any material liability, direct or indirect, for the Parent or any or its ERISA Affiliates or any shareholder, officer, director or employee of the Parent or an ERISA Affiliate; except as required by COBRA or any similar State law, neither Parent nor any of its Subsidiaries has any liability with respect to post-termination health, medical or life insurance benefits for retired, former or current employees of the Parent or any of its Subsidiaries; each Parent Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all material requirements of ERISA and section 4980B of the Code; no condition exists that presents a material risk to the Parent of incurring a liability to or on account of a Parent Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC); all amounts that the Parent and its ERISA Affiliates are required to pay as contributions to the Parent Plans as of the last day of the most recent fiscal year of each of the Parent Plans have been paid or properly accrued; all benefits accrued under any funded or unfunded Parent Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to Parent Plans have been transferred to the appropriate Parent Plan or otherwise applied to pay premiums or benefits in a timely manner as required by applicable law; no contract, Parent Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of Section 280G(c) of the Code) of Parent or any of its Subsidiaries provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Parent Plan or arrangement) that may result in any nondeductible compensation under Section 280G(a) of the Code or may result in an excise tax payable by such disqualified individuals under Section 4999 of the Code solely as a result of the transactions contemplated by this Agreement; neither Parent nor any of its ERISA Affiliates have ever participated in or contributed to (or been required to contribute to) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA); there are no pending or, to the knowledge of the Parent, threatened or anticipated (i) claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto, or (ii) any audit or investigation by any Governmental Entity with respect to a

Parent Plan; each Parent Plan that is subject to Section 409A of the Code has been maintained and operated in good faith based on the regulations promulgated by the IRS and related IRS guidance issued with respect to Section 409A of the Code; each Parent Plan subject to Section 409A of the Code has been or prior to December 31, 2008, will be amended to comply with Section 409A of the Code and regulations issued by the IRS; all persons classified by Parent or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; and Parent and its ERISA Affiliates have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and no individuals are currently providing services to Parent or its ERISA Affiliates pursuant to an employee leasing agreement or similar type of arrangement, nor is Parent or its ERISA Affiliates party to any such arrangement.

5.13. Parent Information.  The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement-Prospectus and the S-4, or in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement-Prospectus (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

5.14. Compliance with Applicable Law.  The Parent and each of its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity applicable to the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries has received notice of any violations of any of the above.

5.15. Certain Contracts.

(a) Except as set forth in Section 5.15(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment or benefits (whether of severance pay or otherwise) becoming due that would not otherwise be payable in the absence of the transactions contemplated by this Agreement, or the acceleration, increase or vesting of any rights to any payment or benefits, from Parent, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant of Parent or any of its Subsidiaries, (iii) as of the date of this Agreement which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports, or (iv) which materially restricts the conduct of any line of business by Parent or any of its Subsidiaries.  Each contract of the type described in clause (iii) of this Section 5.15(a), whether or not set forth in Section 5.15(a) of the Parent Disclosure Schedule, is referred to herein as a “Parent Contract.”

Parent has previously delivered or made available to the Company true and correct copies of each contract of the type described in Section 5.15(a) of the Parent Disclosure Schedule.

(b) Except as set forth in Section 5.15(b) of the Parent Disclosure Schedule, (i) each Parent Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, (iii) no event or condition exists which, to the knowledge of Parent, constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent or any of its Subsidiaries under any Parent Contract, and (iv) no other party to any Parent Contract is, to the knowledge of the Parent, in default in any material respect thereunder.

5.16. Agreements with Regulatory Agencies.  Except as set forth in Section 5.15 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is or since December 31, 2004 has been subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Parent or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

5.17. Environmental Matters.  Except as may be set forth in Section 5.17 of the Parent Disclosure Schedule:

(a) To the knowledge of Parent, each of Parent and its Subsidiaries, and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), is in compliance, in all material respects, with applicable Environmental Laws;

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent or any of its Subsidiaries has been named as a defendant, or, to the knowledge of Parent, the subject of which is any Participation Facility or any Loan Property, (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries; and

(c) To the knowledge of Parent, during the period of (x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner that requires any material remediation under any applicable Environmental Law.  To the knowledge of Parent, prior to the period of (x) the Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires any material remediation under any Environmental Law

The following definitions apply for purposes of this Section 5.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property in which Parent or any of its Subsidiaries holds a security interest; and (z) “Participation Facility” means any facility in which Parent or any of its Subsidiaries operates or participates in the management.

5.18. Ownership of Company Common Stock; Affiliates and Associations.

(a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than DPC shares); and

(b) Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company (as such term is defined in Section 2553 of the PBCL).

5.19. Opinion.  Prior to the execution of this Agreement, Parent has received an opinion from KBW to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid by Parent is fair to Parent from a financial point of view.

5.20. Approvals.  As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

5.21. Loan Portfolio.

(a) Parent has made available to the Company (including by making available to the Company copies of all material documentation) (i) all of the following loan agreements, notes and borrowing arrangements of Parent or any Subsidiary (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Parent Loans”): (x) Parent Loans the unpaid principal balance of which exceeds $250,000, under the terms of which the obligor was, as of September 30, 2008, over 90 days delinquent in payment of principal or interest, (y) Parent Loans the unpaid principal balance of which exceeds $250,000, and that were as of September 30, 2008 classified by any bank examiner (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import and (z) Parent Loans the unpaid principal balance of which exceeds $250,000, and that were on non-accrual status as of September 30, 2008; (ii) any Parent Loan with any director, executive officer or five percent or greater shareholder of Parent or any of its Subsidiaries, or to the knowledge of Parent, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; and (iii) each asset of Parent that as of September 30, 2008, was classified as “Other Real Estate Owned,” and the book value thereof.

(b) To the knowledge of Parent, each Parent Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.22. Property.  Each of Parent and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2007 or, if acquired after such date, would be required to be reflected on a consolidated balance sheet of Parent prepared after the date of such acquisition except (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased.  All leases pursuant to which Parent or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto, is in default thereunder.

5.23. Reorganization.  As of the date of this Agreement, Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.24. State Takeover Laws and Charter Provisions.  To the extent applicable, Parent has taken or will take all necessary action to exempt the transactions contemplated by this Agreement from all applicable state takeover laws and any comparable provisions in the Articles of Incorporation or Bylaws of Parent.

5.25. Insurance.  Parent and its Subsidiaries have policies of insurance to which Parent or its Subsidiaries are parties or that provide coverage to Parent and its Subsidiaries and all such policies: are valid and enforceable; are issued by insurers that are financially sound and reputable; taken together, provide reasonably adequate insurance coverage for the assets and the operations of Parent and its Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as Parent and its Subsidiaries; and are sufficient for compliance with all legal requirements.  Neither Parent nor any Subsidiary has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Covenants of the Company

.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company or a Subsidiary which is not a wholly-owned Subsidiary, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock other than periodic distributions on the Company Trust Preferred Securities;

(b) (i)  repurchase, redeem or otherwise acquire (except for the acquisition of DPC Shares, as such term is defined in Section 1.4(d) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries other than in connection with the termination of any employee of the Company or any Subsidiary in accordance with the terms of any applicable plan, grant or award agreement, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing other than for the issuance Company Common Stock upon the exercise or fulfillment of rights, options or other convertible securities issued or existing as of the date hereof;

(c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

(d) make any capital expenditures other than those which are  (i) made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) not in excess of $500,000 in the aggregate;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(d));

(h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(i) change its methods of accounting in effect at December 31, 2007, except as required by changes in GAAP or regulatory accounting principles or interpretation as concurred to by the Company’s independent auditors, or make any Tax election or enter into any agreement or arrangement with respect to Taxes;

(j) except as otherwise contemplated by this Agreement, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance or change-of-control agreement, arrangement, plan or policy);

(k) except in the ordinary course of business consistent with past practice or except as required by applicable law, make any bonus payment or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(n) incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days;

(o) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;

(p) purchase any mortgage loan servicing rights;

(q) with respect to any agreement that should be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(r) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(s) agree to do any of the foregoing.

6.2. Covenants of Parent.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, and except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of Parent, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividends on its preferred stock;

(b) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(d)) or

(c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(d) change its methods of accounting in effect at December 31, 2007, except as required by changes in GAAP or regulatory accounting principles or interpretation as concurred to by the Company’s independent auditors, or make any Tax election or enter into any agreement or arrangement with respect to Taxes;

(e) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(f) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Proxy Statement-Prospectus.

(a) For the purposes (x) of registering with the SEC, under the Securities Act, Parent Common Stock to be offered to holders of Company Common Stock in connection with the Merger and (y) of holding the Shareholder Meetings, Parent and the Company shall prepare and file with the SEC a joint proxy statement.  As promptly as practicable after the date hereof, Parent shall prepare and file the S-4, in which the proxy statement will be included as a prospectus.  Such documents shall satisfy all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Company shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter promptly mail the Proxy Statement-Prospectus to its respective shareholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(b) Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC.  Parent shall not file the S-4, including any amendment thereto without giving the Company the opportunity to review, comment on and revise the S-4.  Each of Parent and the Company agrees to use all reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the shareholders of the Company and Parent entitled to vote at the Shareholders Meetings at the earliest practicable time.

(c) The Company and Parent shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the S-4 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, the Company shall cooperate with Parent in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Parent shall file an amended S-4 with the SEC, and the Company shall mail an amended Proxy Statement-Prospectus to the Company shareholders.

7.2. Regulatory Approvals.

(a) The parties hereto shall use their reasonable best efforts, and cooperate with each other, to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions, amendments, filings and refilings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger.  The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party, including any Governmental Entity, in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(b) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement-Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.3. Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request.  Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information furnished by either party to the other pursuant to Sections 7.1, 7.2 and 7.3(a) shall be subject to, and the receiving party shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreements dated August 11 and 12, 2008 and countersigned August 13, 2008 (collectively, the “Confidentiality Agreement”), between Parent and the Company.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.4. Certain Actions.

(a) Except with respect to this Agreement and the transactions contemplated hereby and except as otherwise permitted in this Section 7.4, the Company will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate (including by way of furnishing non-public information) any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal, (v) fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.5 hereof, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

(b) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted (i) to comply with requirements under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Board of Directors of the Company shall not withdraw or modify in an adverse manner its approval recommendation referred to in Section 7.5 hereof except as set forth below), (ii) to engage in discussions or negotiations with, or provide information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, the Company’s Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which executed confidentiality agreement shall have been provided to the Parent for informational purposes), and (z) at least 48 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent in writing promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and (iii) to withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.5 hereof in order to accept a Superior Proposal.  The Company will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(c) The Company agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(d) For purposes of this Section 7.4:

(i) The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the Company or any of its Subsidiaries or the acquisition of fifty percent (50%) or more of the total voting power or of any class of equity securities of the Company or the acquisition or purchase of assets that constitute fifty percent (50%) or more of the consolidated assets of the Company and its Subsidiaries taken as a whole.

(ii) The term “Superior Proposal” means, with respect to the Company, any bona-fide, unsolicited written Acquisition Proposal made by a person other than Parent which is on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all break-up fees, expense reimbursement provisions and conditions to consummation and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) is more favorable to its shareholders (in their capacities as shareholders) than the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company, and (B) is reasonably capable of being completed.

(e) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) business days following such Payment Event, a fee of Five Million Dollars ($5,000,000) (the “Break-up Fee”).

“Payment Event” means (x) the termination of this Agreement by Parent pursuant to Section 9.1(f) as a result of a breach by the Company of any of its covenants under any of Sections 7.4(a), 7.4(c), 7.5 or 7.6, or pursuant to Section 9.1(h), or by the Company pursuant to Section 9.1(i), and (y) the occurrence of any of the following events within twelve (12) months of any such termination of this Agreement, provided that an Acquisition Proposal shall have been made after the date hereof and prior to such termination (which shall not have been withdrawn in good faith prior to such termination): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Company Common Stock.  As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act (other than Parent or its affiliates).

(f) The Company acknowledges that the agreements contained in Section 7.4(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement.  Accordingly, in the event the Company fails to pay to Parent the Break-up Fee, promptly when due, the Company shall, in addition thereto, pay to Parent all costs and expenses (including attorney’s fees and disbursements) incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee (or any unpaid portion thereof), from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

7.5. Shareholder Meetings.  The Company and Parent each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the Merger and, in the case of the Company, if deemed necessary or appropriate by the Company and Parent, the approval of the Option Plan Amendment, and, in the case of Parent, to adopt the Authorized Share Amendment (the “Shareholder Meetings”).  Subject, in the case of the Company, to the right of the Company and its Board of Directors to take action permitted by Section 7.4(b) with respect to a Superior Proposal, the Company and Parent each will, through its respective Board of Directors, recommend to its respective shareholders approval and adoption of this Agreement and the Merger and such other matters as may be submitted by the respective Board of Directors to its respective shareholders in connection with this Agreement.  The Company and Parent shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party’s shareholders on the same day.

7.6. Legal Conditions to Merger.  Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions which it deems necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the satisfaction of the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.7. Stock Reserve.  Parent agrees from the date of this Agreement to set aside shares of Parent Common Stock for its obligations under this Agreement and following approval of the Authorized Share Amendment, until the Merger Consideration has been paid in full, Parent shall reserve a sufficient number of shares of Parent Common Stock to fulfill its obligations under this Agreement.

7.8. Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, as of the Effective Time.

7.9. Employee Benefit Plans; Existing Agreements.

(a) The employees of the Company and its Subsidiaries (the “Company Employees”) shall be eligible to participate in those Parent Plans in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate.  From and after the Effective Time, Parent may elect not to provide to the Company Employees any benefits which are not then provided by Parent and its Subsidiaries to their employees notwithstanding that such benefits were provided by the Company and its Subsidiaries to their employees immediately prior to the Effective Time.  In the case of benefits which are provided at the Effective Time by Parent to employees of Parent and its Subsidiaries but are not then provided by the Company and its Subsidiaries to their employees, Parent will as soon as possible after the Effective Time include the Company Employees in the Parent Plans under which such benefits are made available.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for vacation entitlement; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.  Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan, and Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(c) Parent and the Company agree that, prior to the Effective Time, subject to the reasonable approval of Parent, the Company may adopt a severance plan (the “Severance Plan”) for those employees not otherwise entitled to a severance benefit and who will not be retained by Parent following consummation of the transactions contemplated hereunder and a change in control retention plan (the “Retention Plan”).  Notwithstanding any other provision of this Agreement, any Plan or otherwise, Parent agrees from and after the Closing Date to maintain in full force and effect, without amendment or modification (i) for a period of no less than one year following the Closing Date, the Severance Plan and (ii) the Retention Plan until such time as all Parent or Company obligations are fulfilled thereunder. All payments of a severance amount, whether pursuant to the Severance Plan or otherwise, will be subject to the subject employee’s execution of a release that is satisfactory in form and substance to Parent.  Subject to the following minimum benefits, the Company will grant an eligible full-time employee, who was exempt from the requirements of the Fair Labor Standards Act (“FLSA”) as of the date of this Agreement, two weeks of severance pay (at his or her then current pay rate) for each year of service with the Company or any of its Subsidiaries prior to the employment termination date.  The minimum benefit for exempt employees shall be two weeks’ salary, and the maximum severance benefit will be ten weeks’ salary for Company exempt employees.  The Company will grant an eligible full-time employee, who was not exempt from the requirements of the FLSA as of the date of this Agreement, one week of severance pay (at his then current pay rate) for each year of service with the Company or any of its Subsidiaries prior to the employment termination date.  The minimum benefit for non-exempt employees shall be one week’s salary, and the maximum severance benefit will be five weeks’ salary for Company non-exempt employees.

(d) Prior to the Effective Time and no later than December 31, 2008, the Company shall amend all Plans that are subject to Section 409A of the Code to comply with the final regulations under Section 409A, subject to the prior review and approval of Parent; provided, however, that in any case where the consent of a service provider is required for such amendment, the Company will have fulfilled its obligations under this Section 7.9(d) if it has exercised reasonable efforts to secure the consent of the service provider (whether or not such consent is actually given).

7.10. Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.  It is expressly understood and agreed that indemnification provided herein does not extend to any threatened or actual claim, action, suit, proceeding or investigation based on any action or inaction of any Indemnified Party in such party’s capacity as director, officer or employee of any former subsidiary of the Company on and after January 31, 2005.  It is further understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties; (2) Parent shall in all cases be obligated pursuant to this Section 7.10(a) to pay for only one firm or counsel for all Indemnified Parties; (3) Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlements which arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party.  Any Indemnified Party wishing to claim Indemnification under this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.10 except to the extent such failure to notify materially prejudices Parent.  Parent’s obligations under this Section 7.10 shall continue in full force and effect without time limit from and after the Effective Time.

(b) Parent shall cause the persons serving as officers and directors of the Company and its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.10.

(d) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.11. Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the

Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.12. Intentionally Omitted.

7.13. Appointment of Directors

.  Effective as of the Effective Time, Parent shall cause the number of directors constituting its Board of Directors to be fixed at twelve (12) members, and shall take all actions necessary to cause eight (8) of such members to be Parent Directors (as defined below) and four (4) of such members to be Company Directors (as defined below), each to hold office until his/her successor is elected and qualified or otherwise in accordance with applicable law, the Articles of Incorporation and Bylaws of Parent.  If any of the Company Directors does not become, or does not continue in the office of, a director of Parent because of death, disability or otherwise, Parent agrees, after consultation with the remaining Company Directors, to cause a member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of Parent as the new Company Director.

The term “Parent Directors” shall mean individuals who shall be mutually selected by the Company and Parent from the members of Parent’s Board of Directors immediately prior to the Effective Time to continue as members of the Board of Directors of Parent after the Effective Time pursuant to this Section 7.13.  The term “Company Directors” shall mean individuals who shall be mutually selected by the Company and Parent from the members of the Company’s Board of Directors to become members of the Board of Directors of Parent as of the Effective Time pursuant to this Section 7.13.  Nothing in this Section 7.13 shall require the election or appointment of any individual whose election or appointment is prohibited or advised against by any Regulatory Agency.  Provided that a Company Director continues to satisfy the nomination criteria of the Nominating and Corporate Governance Committee of the Parent Board of Directors at the time such Company Director’s initial term is set to expire, the Parent Board of Directors shall re-nominate and recommend the election of such Company Director for election by the Parent shareholders to at least one additional term following the expiration of such Company Director’s initial term of office.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval of Merger.  This Agreement shall have been approved and adopted by the requisite votes of the holders of the outstanding shares of Company Common Stock and Parent Common Stock under applicable law and the rules of the NASDAQ Stock Market.

(b) Shareholder Approval of Authorized Shares.  The Authorized Share Amendment shall have been approved and adopted by the requisite votes of the holders of the outstanding shares of Parent Common Stock under applicable law and the rules of the NASDAQ Stock Market.

(c) Listing of Shares.  The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

(d) Other Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(e) S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(g) Employment Agreement.  Harry D. Madonna and Parent shall have executed an employment agreement in the form attached hereto as Exhibit B.

(h) No Pending Governmental Actions.  No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

8.2. Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct in all respects, in each of the foregoing cases as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 8.2(a), no representation or warranty of the Company set forth in this Agreement shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events which would otherwise cause any representation or warranty of the Company contained in this Agreement to be untrue or incorrect, has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Absence of Material Adverse Effect on the Company.  Since the date of this Agreement, there shall not have been any event or events which, individually or in the aggregate, have had a Material Adverse Effect on the Company.

(d) Regulatory Capital; Absence of Cease and Desist Order.  The Company Bank shall have sufficient regulatory capital to qualify as “well capitalized” under applicable regulations and neither the Company Bank nor the Company shall have received any cease and desist order from any Regulatory Agency.

(e) Federal Tax Opinion.  Parent shall have received an opinion from Mette, Evans & Woodside, counsel to Parent (“Parent’s Counsel”), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Parent’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

8.3. Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct in all respects, in each of the foregoing cases as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 8.3(a), no representation or warranty of the Company set forth in this Agreement shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events which would otherwise cause any representation or warranty of the Company contained in this Agreement to be untrue or incorrect, has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.  The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Absence of Material Adverse Effect on Parent.  Since the date of this Agreement, there has not been any event or events, which individually or in the aggregate, have had a Material Adverse Effect on Parent.

(d) Federal Tax Opinion.  The Company shall have received an opinion from Pepper Hamilton LLP (the “Company’s Counsel”), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, the Company’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of both the Company and Parent:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity having the authority to grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein) or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 2009 (“Closing Deadline”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, that either Parent or the Company may extend the Closing Deadline to July 31, 2009 by notice to the other party on or before April 30, 2009, in the event that either of the conditions set forth in Sections 8.1(d) and 8.1(e) have not been met by March 15, 2009, and the failure of such condition(s) to have been met is not due to the failure of the party seeking to extend the Closing Deadline;

(d) by either Parent or the Company if the respective shareholders of the Company or the Parent shall have voted at the respective shareholders meeting on this Agreement and such vote shall not have been sufficient to approve this Agreement by such respective shareholders, provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party whose shareholders failed to approve this Agreement if such party did not comply with its obligations under Section 7.5;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g) by the Company, in its sole discretion, if (either before or after the approval of this Agreement by the Company shareholders) during the three business day period commencing with (and including) the Determination Date both conditions (1) and (2) below are satisfied.  For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

“Adjusted Parent Ratio” means the number obtained by multiplying (x) the Parent Ratio, by (y) the quotient obtained by dividing (A) the Exchange Ratio, after giving effect to any adjustment made pursuant to this Section 9.1(g), by (B) the Exchange Ratio, before giving effect to any adjustment made pursuant to this Section 9.1(g).

“Index Price” on a given date means the closing price of the NASDAQ Bank Index.

“Per Share Consideration” means the product of the Exchange Ratio times the Average Closing Price.

“Starting Date” means the NASDAQ Stock Market trading day preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $28.86.

The Company may terminate this Agreement at any time during the two-day period following the Determination Date if the following two conditions are satisfied:

(1)           the Average Closing Price shall be less than the product of .80 and the Starting Price; and

(2)           (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting .20 from such quotient (such number being referred to herein as the “Index Ratio”).

It is provided, however, that if the Company elects to exercise its termination right pursuant to this Section 9.1(g), it shall give prompt written notice to Parent and that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period.  During the period commencing with its receipt of such notice and ending at the Effective Time, Parent shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (1) or (2) above shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if:

the Exchange Ratio is increased so that the Per Share Consideration (calculated by using the Average Closing Price) after such increase is not less than 80% of the Per Share Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if:

the Exchange Ratio is increased so that the Adjusted Parent Ratio is not less than the Index Ratio.

If Parent makes this election, within such period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 9.1(g).

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(g);

(h) by Parent, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.5 hereof in order to accept a Superior Proposal; or

(i) by the Company, in order to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company complies with the provisions of Section 7.4 in connection with such Superior Proposal.

9.2. Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.3(b), 7.4(e), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3. Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the shareholders of either the Company or Parent; provided, however, that after any approval and adoption of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval and adoption of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extensions; Waiver.  At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1. Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”).

10.2. Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3. Expenses.  Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Pennsylvania Commerce Bancorp, Inc.
3801 Paxton Street
Harrisburg, PA 17111

Attention:  Gary L. Nalbandian , Chief Executive Officer

with a copy to:

James A. Ulsh
Attorney at Law
Mette, Evans & Woodside
3401 North Front Street
P.O. Box 5950
Harrisburg, PA 17110

and

(b) if to the Company, to:

Republic First Bancorp, Inc.
50 South 16th Street, Suite 2400
Philadelphia, PA 19102
Attention:  Harry D. Madonna, Chief Executive Officer

with a copy to:

Barry M. Abelson
Attorney at Law
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103

10.5. Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 7, 2008.  No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

10.6. Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.7. Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements.

10.8. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

10.9. Enforcement of Agreement.  The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, in addition to all other available remedies, each aggrieved party shall be entitled, to the fullest extent permitted by law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

10.10. Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11. Publicity.  Except as expressly permitted by this Agreement or otherwise required by law or the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.12. Assignment; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

PENNSYLVANIA COMMERCE BANCORP, INC.

By:	/s/ Gary L. Nalbandian
Name: Gary L. Nalbandian
Title: Chairman/President/CEO

REPUBLIC FIRST BANCORP, INC.

By:	/s/ Harry D. Madonna
Name: Harry D. Madonna
Title: Chief Executive Officer